Exhibit 99.1

PRIMUS TELECOMMUNICATIONS AGREES TO ISSUE $56.4 MILLION OF NEW 5% EXCHANGEABLE SENIOR UNSECURED NOTES IN EXCHANGE FOR RECEIPT OF $20.5 MILLION IN CASH AND $54.8 MILLION OF OUTSTANDING 3 3/4% CONVERTIBLE SENIOR NOTES DUE 2010

McLean, VA, June 7, 2006 – PRIMUS Telecommunications Group, Incorporated (the “Company”) (NASDAQ: PRTL) announced today that it has entered into agreements with certain holders of the Company’s 3 3/4% Convertible Senior Notes due 2010 (the “3 3/4% Notes”) to exchange $32.2 million principal amount of new 5% Exchangeable Senior Notes due 2009 (the “5% Notes”) of Primus Telecommunications Holding, Inc., a wholly-owned subsidiary of the Company, for $54.8 million principal face amount of 3 3/4% Notes. The Company also entered into agreements with the same holders to issue $24.1 million principal amount of 5% Notes for $20.5 million in cash. Cash proceeds from the sale of the 5% Notes will be used for general corporate purposes, including the payment of certain maturing 5 3/4% Convertible Subordinated Debentures due in February 2007. After the exchange transaction, $77.3 million principal amount of the 3 3/4% Notes will be outstanding. The exchange and sale of the 5% Notes are subject to certain customary closing conditions and are scheduled to close on or before June 30, 2006 (the “Closing Date”).

The 5% Notes, which will be guaranteed by the Company, are scheduled to mature on September 15, 2009, subject to an extended maturity to the fourth anniversary of the Closing Date, approximately June 2010, if equity is increased in the aggregate of $25 million during the three years following the Closing Date pursuant to issuance, conversion and exchange transactions. Under certain circumstances, the Company may elect to make interest payments in shares of common stock. Notwithstanding the foregoing, the holders of the 5% Notes will be entitled to receive the first two semi-annual interest payments wholly in cash.

The 5% Notes are exchangeable into the Company’s common stock at a conversion price of $1.20 per share of common stock, subject to customary adjustments for stock splits and other similar events. The Company has certain rights to exchange such 5% Notes for shares of the Company’s common stock at the conversion price if the Company’s common stock trades at or above 150% of the conversion price for specified periods, subject to certain conditions.

The closing of the exchange and sale of the 5% Notes described above are conditioned upon, among other matters, the exchange under the agreements of not less than $46 million principal amount of the outstanding 3 3/4% Notes and the sale for cash of not less than $21.2 million principal amount of the 5% Notes, and the approval by the requisite vote of the Company’s stockholders of one of the two Charter amendment proposals described in the Company’s proxy statement dated April 24, 2006 for its annual meeting of stockholders, which has been adjourned until June 20, 2006.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050